UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIERRA BANCORP

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May 6, 2008

Dear Fellow Shareholder:

You have probably received a letter from Patricia Childress in which she stated that she is running for a Board seat to “protect your best interests.” Our Board has always equated “protecting your best interests” with increasing shareholder value, and we believe our Board’s record in maximizing shareholder returns speaks for itself. Her letter is inaccurate. We will set the record straight:

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Ms. Childress is NOT a “common” shareholder and does not represent your best interests. She is a multi-millionaire who, together with her sister, has inherited a huge family fortune. This fortune includes many shares of our common stock, which have appreciated phenomenally during the many years of leadership by the directors she now criticizes.

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Public SEC and Federal Reserve Board filings for Ms. Childress indicate substantial changes (nearly 300,000 shares) in her beneficial ownership over the past year, but the only stock transactions listed in her proxy statement are a total of 19,690 shares purchased by her and her sister in 2008.

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Based on her filings and certain other information available to us, it appears that roughly $15 million worth of the Sierra Bancorp stock Ms. Childress and her sister inherited was sold in 2007 to pay estate taxes. Most of the sales probably occurred when the price of the stock was between $25.41 and $32.31 per share. Then in 2008, when the price was as low as $18.00 per share, Ms. Childress and her sister purchased additional shares. The result was short-term profit for Ms. Childress and her sister, NOT the protection of other shareholders’ best interests.

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Ms. Childress and her sister also failed to file reports with the SEC concerning their stock ownership as of December 31, 2007 which were required because each of them apparently owned more than 5% of our stock at year-end. The SEC requires such reports, and makes them available online at its website, so that information is readily available to the public about significant investors in all public companies.

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It is unfortunate that Ms. Childress feels she has been rebuffed, and believes she is entitled to a Board seat regardless of her qualifications or the Board’s needs. The independent directors communicated with her through counsel, evaluated information she supplied about her qualifications in December 2007, and concluded that she did not fill any current needs of the Board at that time. This conclusion was reached and communicated to her before we learned most of the information discussed above, which information has led the independent directors to conclude that she is also not qualified to serve as a director.

We would also like to briefly address some additional issues raised in her letter:

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Ms. Childress cites last year’s report by Institutional Shareholder Services (“ISS”) in her criticisms. Notably, she did not mention the first item in that report, i.e., shareholder returns, in which Sierra Bancorp showed a 36.2% annualized shareholder return over the past five years, compared to 5.3% for one peer group and 12.5% for the other peer group listed. We believe this item is key for shareholder “happiness.”

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The main corporate governance issue discussed in her letter was the lack of a formal independent nominating committee. Our director nomination process is specifically described in our proxy statement and we have the functional equivalent of an independent nominating committee. The independent directors, consisting of all directors other than the CEO, act as an independent body to consider nominations during the course of Board meetings, and then make their recommendations to the full Board. The rules concerning the director nomination process to ensure independence were written by Nasdaq, and our procedures have been specifically confirmed by representatives of Nasdaq as complying with those rules.

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We should also mention that her discussion of last year’s vote on the stock incentive plan was completely misleading. Of the 1,869,045 shares that voted against the plan, the vast majority were from the Childress family. Well over 2,000,000 shares were voted in favor of the plan by shareholders other than the directors and executive officers.

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We firmly believe that the remarkable continuity of our Board and management over the years has contributed immensely to the success of our organization and the consistency of our performance. Many banks struggle with turmoil and dissension among Board members, replace their CEO and senior management team many times over a period of 30 years (if the company lasts that long), and see resulting swings in performance and high turnover among non-management staff. We do not believe that 30 years of service on the Board creates a lack of independence. Our Board has historically been almost entirely independent and has consistently received a positive rating from ISS and other institutional investor advisors on director independence due to having only one inside director on the Board.

Again, we thank you for your support and urge you to you vote the YELLOW card for the election of our nominees.

Sincerely,

Morris A. Tharp

Chairman of the Board

IMPORTANT: If you want to elect our nominees, PLEASE DISPOSE OF ANY WHITE PROXY CARD that was sent to you by Trish Childress. EVEN IF YOU VOTE “WITHHOLD AUTHORITY” OR “WITHHOLD NOMINEE” ON HER CARD, IF YOU SEND IT IN, IT CAN HURT US.

If you have already sent in a white card that you received from her, even if you voted against her, you still need to send in the enclosed YELLOW proxy card, or vote for our nominees by phone or internet. This will revoke any previous proxy so that your vote for our nominees will count.

If you have sent in two cards, one to us and one to her, but you are not ABSOLUTELY SURE which one is dated first, PLEASE VOTE FOR US AGAIN. Only the latest dated proxy will count.

An additional YELLOW proxy card is enclosed for your convenience. If you have any questions or need assistance returning your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free). You may also contact them by e-mail at proxy@mackenziepartners.com.